EXHIBIT 14

Hawes Note Amendment

FIRST AMENDMENT

TO

12% SENIOR SECURED CONVERTIBLE NOTE

This FIRST AMENDMENT TO 12% SENIOR SECURED CONVERTIBLE NOTE DUE SEPTEMBER 30, 2020 (this “Amendment”) is entered into and made effective as of March 27, 2020 (the “Effective Date”), by and between H-CYTE, INC., a Nevada corporation (the “Company”) and FWHC Bridge, LLC, a Delaware limited liability company (the “Holder”). The Company and Holder are collectively referred to herein as the “Parties” and each, a “Party”.

BACKGROUND

WHEREAS, the Company previously issued that certain 12% Senior Secured Convertible Note dated as of October 1, 2019, in the original principal amount of $424,615 (the “Note”), to George Hawes, an individual (the “Original Holder”);

WHEREAS, pursuant to that certain Assignment Agreement dated as of the Effective Date, by and among the Company, Original Holder and Holder, the Original Holder assigned all of his right, title and interest in and to the Note to the Holder (the “Note Assignment”); and

WHEREAS, in connection with the Note Assignment, the Parties desire to amend and modify the Note as provided for below.

OPERATIVE TERMS

The parties agree as follows:

1.                  Definitions. Capitalized terms used and not otherwise defined in this Amendment, have the meaning given to such terms in the Note.

2.                  Amendments to Note. Effective as of the date hereof, the Note is hereby amended as follows:

(a)               Section 1 of the Note is hereby amended as follows:

(i)                 The defined term “Conversion Price” in Section 1 of the Note is hereby deleted in its entirety and replaced with the following:

“‘Conversion Price’ means the Mandatory Conversion Price.”

(ii)              The defined term “Conversion Shares” in Section 1 of the Note is hereby deleted in its entirety and replaced with the following:

“‘Conversion Shares’ shall have the meaning set forth in Section 4(a).”

(b)               Section 2(a) of the Note is hereby deleted in its entirety and replaced with the following:

“Interest. Simple interest shall accrue on the outstanding principal amount from the date hereof until the date this Note is converted or paid in full at the Interest Rate. Payment of all accrued interest shall be deferred until the earlier of (a) the Maturity Date or (b) the date this Note is converted pursuant to Section 4 below.”

(c)               Section 2(c) of the Note is hereby is deleted in its entirety and replaced with the following:

“Late Fee. All overdue outstanding principal, together with accrued and unpaid interest thereon, to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of (x) 18% per annum and (y) the maximum rate permitted by applicable law (the “Late Fees”) which shall accrue daily from the date such principal and accrued and unpaid interest is due hereunder through and including the date of actual payment in full.”

(d)               Section 2(d) of the Note is hereby is deleted in its entirety and replaced with the following:

“Prepayment. Except as otherwise set forth in this Note, the Company may not prepay any portion of the principal amount of this Note, or any accrued and unpaid interest thereon, without the prior written consent of the Holder.”

(e)               Section 4(a) of the Note is hereby is hereby is deleted in its entirety and replaced with the following:

“Conversion. If any and all amounts due hereunder are not paid in full on or before the closing of a Qualified Financing, at the election of Holder, the entire principal balance of this Note, together with any accrued and unpaid interest thereon, shall convert into fully paid and non-assessable shares (rounded up to the nearest whole share) of the series of preferred stock of the Company issued pursuant to such Qualified Financing (the “Conversion Shares”), such conversion to occur promptly following the delivery by Holder of a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”). The number of Conversion Shares to be issued to Holder upon conversion of this Note pursuant to a Qualified Financing shall be equal to the quotient obtained by dividing the entire principal balance of this Note, together with any accrued and unpaid interest thereon, as of the date of conversion, by the Mandatory Conversion Price. A “Qualified Financing” shall mean sale (or series of related sales, all of which are consummated within ninety (90) days of each other) by the Company of shares of preferred stock after March 27, 2020 with the principal purpose of raising capital and with aggregate gross cash proceeds to the Company of not less than $3,600,000 (or such other amount approved in writing by Holder). The issuance of Conversion Shares pursuant to the conversion of this Note in connection with a Qualified Financing shall be upon and subject to the same terms and conditions applicable to the Conversion Shares sold in the Qualified Financing. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion from be required. To effect conversions hereunder, the Holder shall physically surrender this Note to the Company as promptly as is reasonably practicable after Holder’s receipt of the Conversion Shares. Upon conversion of this Note in full, Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed to be cancelled as of such time and any collateral of the Company pledged under the Security Agreement shall be released.”

(f)                Sections 4(b), 4(c) and 4(d)(v) of the Note are each hereby deleted in its entirety and replaced with the following:

“Reserved.”

(g)               Section 5(a) of the Note is hereby deleted in its entirety and replaced with the following:

“Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any Conversion Shares issued by the Company upon conversion of, or payment of interest on, the Note), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event (including Common Stock issuable upon conversion of any Common Stock Equivalents) and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (including Common Stock issuable upon conversion of any Common Stock Equivalents). Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.”

3.                  Entire Agreement. This Amendment records the final, complete, and exclusive understanding among the parties regarding the amendment of the Note. Except as expressly amended, modified or supplemented hereby, the provisions of the Note, as amended, are and will remain in full force and effect and, except as expressly provided herein, nothing in this Amendment will be construed as a waiver of any of the rights or obligations of the Parties under the Note.

4.                  Severability. In the event one or more of the provisions of this Amendment should for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.                  Conflicts; Ratification. In the event of a conflict or inconsistency between the provisions of this Amendment and the Note, the provisions of this Amendment shall control and govern. As amended by this Amendment, the Note is ratified and remains in full force and effect in accordance with its terms.

6.                  Execution. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, notwithstanding that all of the parties are not signatories to the original or the same counterpart. A party’s receipt of a facsimile signature page or portable document format (PDF) copy of a signature page to this Amendment shall be treated as the party’s receipt of an original signature page.

7.                  Governing Law. This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with laws of the State of New York, without regard to conflict of laws principles.

8.                  Florida Documentary Stamp Tax. The Company will pay any documentary stamp taxes imposed by the State of Florida as a result of the execution and delivery of this Amendment to Holder.

9.                  Effectiveness of Amendment. This Amendment shall become effective upon execution of this Amendment by the Company and the Holder.

[Signatures begin on next page]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment as of the Effective Date.

Company:
H-CYTE, INC., a Nevada corporation
By:	/s/ WILLIAM E. HORNE Name: William E. Horne Title: Chief Executive Officer

Holder:

FWHC BRIDGE, LLC,
a Delaware limited liability company

By:	/s/ TODD R. WAGNER
Name: Todd R. Wagner
Title: Manager

Signature Page to Amendment to 12% Senior Secured Convertible Note